Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF WNRL FINANCE CORP.

FIRST: The name of the corporation is WNRL FINANCE CORP. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any part of the world in any capacity in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the Delaware General Corporation Law may have under the laws of the State of Delaware as in force from time to time including, without limitation, all powers, rights and privileges necessary or convenient to carry out all those acts and activities in which it may lawfully engage.

FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, each of the shares having a par value of One Cent ($0.01) per share, thereby resulting in the Corporation having total authorized capital stock in the amount of Ten Dollars ($10.00). The directors of the Corporation are hereby granted full authority to cause the Corporation to issue the common stock in one or more classes or one or more series within any class thereof as are stated and expressed in a resolution or resolutions of the directors.

FIFTH: The name of the incorporator is Matthew L. Yoder and the mailing address of the incorporator is c/o Western Refining Logistics, LP, 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

SIXTH: The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the initial directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and have qualified, are as follows:

Name	Address

Gary R. Dalke	123 W. Mills Avenue, Suite 200 El Paso, Texas 79901

Matthew L. Yoder	123 W. Mills Avenue, Suite 200 El Paso, Texas 79901

Mark J. Smith	123 W. Mills Avenue, Suite 200 El Paso, Texas 79901

Except for the initial directors herein named, the number of directors will be as set forth in the Corporation’s bylaws.

SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH: The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article TENTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

ELEVENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

I, the undersigned, being the incorporator for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate and this acknowledgment by hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of January 2015.

/s/ Matthew L. Yoder
Matthew L. Yoder, Incorporator